Exhibit 10.2

Mark A. Smith CEO	Molycorp Minerals, LLC 5619 DTC Parkway, St. 1000 Greenwood Village, CO 80111 Tel 303.843.8076 Fax 303.843.8082 Mark.Smith@molycorp.com
April 16, 2010
Mr. Mark Kristoff, President & CEO
Traxys North America LLC
825 Third Avenue
New York, NY 10022
Re: Letter Agreement
Dear Mark,
This letter agreement will serve to confirm our understanding regarding the purchase of Didymium Oxide (Product) by Traxys North America LLC (Traxys) from Molycorp Minerals, LLC (Molycorp) on the following terms:
1)	Upon the written request of Molycorp, delivered to Traxys at any time between the date of this letter agreement and December 31, 2010, Traxys will purchase up to Five Million Dollars ($5,000,000.00) of Product from Molycorp at a price per pound equal to the Average of the month prior to sale of the 99% Didymium Oxide FOB China price as reported by AsianMetal.com less 5% (the “Purchase Price”), net 10, delivered into covered storage at Molycorp’s Mountain Pass, California facility. Title and risk of loss to pass upon delivery into said covered storage.

2)	Both Molycorp and Traxys may market Product for resale, provided that the conclusion of such resale shall be by Traxys in its sole discretion and upon terms and conditions and at a price (the “Resale Price”) set by Traxys in its sole discretion.

3)	Molycorp will provide segregated storage for the Product for a period of up to twelve (12) months from the effective date of sale, at a cost of one Dollar ($1.00) per month or portion thereof.

4)	In the event the Resale Price exceeds an amount equal to the Purchase Price plus storage fees, costs of resale (including but not limited to shipment to the end customer) and an amount equal to six percent (6%) of the Purchase Price compounded annually (the “Resale Base Price”), then and in that event, Traxys shall pay fifty percent (50%) of the difference between the Purchase Price and the Resale Base Price to Molycorp within thirty (30) days following Traxys’ receipt of payment of the Resale Price.
If you are in agreement with the foregoing, please countersign this letter agreement below and return a signed copy to the undersigned.

Best Regards,
/s/ Mark A. Smith
Mark A. Smith

Acknowledged and agreed: Traxys North America LLC
By:	/s/ Mark Kristoff
Mark Kristoff, President & CEO
Date: 5-4-10